Pricing Supplement No. G99
To the Underlying Supplement dated October 1, 2015,

Underlying Performance Supplement dated December 29, 2015,

Product Supplement No. G-I dated May 13, 2015,

Prospectus Supplement dated May 4, 2015 and

Prospectus dated May 4, 2015

Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 January 22, 2016

$187,000 CS Notes due January 29, 2021 Linked to the Performance of the CS Retiree Consumer Expenditure 5% Blended Index Excess Return

General

•	The securities are designed for investors who seek a leveraged return linked to the performance of the CS Retiree Consumer Expenditure 5% Blended Index Excess Return. Investors should be willing to forgo interest and dividend payments. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	If the Final Level is greater than the Initial Level, investors will benefit from an Upside Participation Rate of 150%.
•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau branch, maturing January 29, 2021.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The securities priced on January 22, 2016 (the “Trade Date”) and are expected to settle on January 29, 2016 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:		Credit Suisse AG (“Credit Suisse”), acting through its Nassau branch
Underlying:		The securities are linked to the performance of the CS Retiree Consumer Expenditure 5% Blended Index Excess Return. For more information on the Underlying, see the accompanying underlying supplement and “The Underlying” in this pricing supplement. The Underlying is identified in the table below, together with its Bloomberg ticker symbol and Initial Level.
	Underlying	Ticker	Initial Level
	CS Retiree Consumer Expenditure 5% Blended Index Excess Return	CSEARC5E <Index>	149.7794
Redemption Amount:		At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold plus the Additional Amount. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Additional Amount:		The Additional Amount will equal the greater of (i) zero and (ii) an amount calculated as follows: principal amount x Underlying Return x Upside Participation Rate.
Underlying Return:		Final Level – Initial Level Initial Level
Upside Participation Rate:		150%
Closing Level:		The Closing Level of the Underlying on any trading day will be the closing level, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the Closing Level on such trading day, the index sponsor.
Initial Level:		As set forth in the table above.
Final Level:		The Closing Level of the Underlying on the Valuation Date.
Valuation Date:†		January 22, 2021
Maturity Date:†		January 29, 2021
Listing:		The securities will not be listed on any securities exchange.
CUSIP:		22546VTS5

† Subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$37.50	$962.50
Total	$187,000.00	$7,012.50	$179,987.50

(1) Certain fiduciary accounts may pay a purchase price of $962.50 per $1,000 principal amount of securities, and CSSU will forgo any fees with respect to such sales.

(2) We or one of our affiliates will pay discounts and commissions of $37.50 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $940.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

January 22, 2016

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated October 1, 2015, the underlying performance supplement dated December 29, 2015, the product supplement dated May 13, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. CSEARC5E dated October 1, 2015:
http://www.sec.gov/Archives/edgar/data/1053092/000089109215008689/e66332_424b2.htm
•	Underlying performance supplement dated December 29, 2015:
http://www.sec.gov/Archives/edgar/data/1053092/000089109215010976/e67567_424b2.htm
•	Product supplement No. G-I dated May 13, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003885/dp56216_424b2-gi.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

In the event the terms of the securities described in this pricing supplement differ from, or is inconsistent with, the terms described in the underlying supplement, underlying performance supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and examples below illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of performance of the Underlying. The table and examples below assume that the Upside Participation Rate is 150%. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will depend on the Final Level. You should consider carefully whether the securities are suited to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

TABLE: Hypothetical Redemption Amounts

Underlying Return	Additional Amount per $1,000 Principal Amount of Securities	Redemption Amount per $1,000 Principal Amount of Securities
100.00%	$1,500.00	$2,500.00
90.00%	$1,350.00	$2,350.00
80.00%	$1,200.00	$2,200.00
70.00%	$1,050.00	$2,050.00
60.00%	$900.00	$1,900.00
50.00%	$750.00	$1,750.00
40.00%	$600.00	$1,600.00
30.00%	$450.00	$1,450.00
20.00%	$300.00	$1,300.00
10.00%	$150.00	$1,150.00
0.00%	$0.00	$1,000.00
−10.00%	$0.00	$1,000.00
−20.00%	$0.00	$1,000.00
−30.00%	$0.00	$1,000.00
−40.00%	$0.00	$1,000.00
−50.00%	$0.00	$1,000.00
−60.00%	$0.00	$1,000.00
−70.00%	$0.00	$1,000.00
−80.00%	$0.00	$1,000.00
−90.00%	$0.00	$1,000.00
−100.00%	$0.00	$1,000.00

EXAMPLES

The following examples illustrate how the Redemption Amount is calculated.

Example 1:

The level of the Underlying increases by 20% from the Initial Level to the Final Level. The Underlying Return is greater than zero, and the Redemption Amount is calculated as follows:

Underlying Return	=	20%

Additional Amount	=	the greater of (i) zero and (ii) $1,000 x 20% x 150%
	=	$300

Redemption Amount	=	$1,000 + $300 = $1,300

Because the Underlying Return is positive and equal to 20%, the Additional Amount is equal to $300 and the Redemption Amount is equal to $1,300 per $1,000 principal amount of securities.

Example 2:

The Final Level is equal to the Initial Level. The Underlying Return is zero, and the Redemption Amount is calculated as follows:

Underlying Return	=	0%

Additional Amount	=	the greater of (i) zero and (ii) $1,000 x 0% x 150%
	=	$0

Redemption Amount	=	$1,000 + $0 = $1,000

Because the Underlying Return is zero, the Additional Amount is equal to $0 and the Redemption Amount is equal to $1,000 per $1,000 principal amount of securities.

Example 3:

The level of the Underlying decreases by 20% from the Initial Level to the Final Level. The Underlying Return is negative, and the Redemption Amount is calculated as follows:

Underlying Return	=	-20%

Additional Amount	=	the greater of (i) zero and (ii) $1,000 x -20% x 150%
	=	$0

Redemption Amount	=	$1,000 + $0 = $1,000

Because the Underlying Return is negative and equal to -20%, the Additional Amount is equal to $0 and the Redemption Amount is equal to $1,000 per $1,000 principal amount of securities.

The Underlying

The CS Retiree Consumer Expenditure 5% Blended Index Excess Return (the “Underlying”) is a rules-based index that seeks to broadly mirror the overall consumer expenditure patterns of retirees in the United States. Using data from the Consumer Expenditure Survey (“CEX”) published by the U.S. Department of Labor’s Bureau of Labor Statistics, the Underlying assigns category weights by computing the percentage that each of the fourteen CEX consumer spending categories represents of the total consumer expenditure of the age group classified as “65 years and older”. These weights are applied to the Underlying’s notional basket of seven equity indices (the "Underlying Constituent Indices") intended to represent the CEX spending categories to construct the “base index.” The base index is rebalanced each year to reflect the new annual CEX data made available to the public the same year. The Underlying has exposure to the base index while also employing a mechanism that targets an annualized realized volatility of 5% by using a 20-day lookback period to adjust its level of participation in the base index daily. The volatility targeting mechanism may result in the Underlying having an exposure to the base index between 0% and 150%. If the actual volatility of the base index over the 20-day lookback period is more than 5%, the Underlying will have an exposure to the base index of less than 100%, and if such volatility over such period is less than 5%, the Underlying will have an exposure to the base index of greater than 100% (to a maximum of 150%). The level of the Underlying will reflect returns from exposure to the base index and (to the extent that such exposure is less than 100%) to the S&P 2Y US Treasury Note Futures Index Excess Return (the “Reference Fixed Income Index”). The Underlying incorporates the daily deduction of a fee of 0.50% per annum and a daily notional cost of 0.02% applied to the effective change in notional exposures to the base index and Referenced Fixed Income Index, representing the notional cost of the daily rebalancing to adjust toward the target volatility of 5%. The Underlying is calculated on an excess return basis, so the return of its base index exposure is reduced by 3-month USD LIBOR plus 40 basis points.

The CEX provides information on a range of consumers' expenditures and incomes, as well as the characteristics of those consumers. The CEX program consists of two related surveys, a quarterly interview survey and a diary survey, that are integrated to provide information on the buying habits of American consumers, including data on their expenditures, income, and consumer unit (i.e. families and single consumers) characteristics. The survey data are collected for the Bureau of Labor Statistics by the U.S. Census Bureau. The CEX annual data tables are made available to the public each year in early September. The CEX annual data tables are made available to the public each year in early September. It reflects consumer spending over the course of the prior calendar year, and thus the base index allocates notional exposure across the Underlying Constituent Indices and across the sectors and industries they represent based on the spending patterns of retirees in the United States over that same time.

The Underlying seeks to track retiree consumer expenditure patterns through the base index, which is composed of the Underlying Constituent Indices. The fourteen broad categories of consumer spending, as identified in the CEX, are intended to be represented in the base index by seven Underlying Constituent Indices: six of these CEX categories are intended to be represented respectively by six Underlying Constituent Indices, and the other eight CEX categories are tracked collectively by the Underlying Constituent Index representing consumer discretionary spending. Each Underlying Constituent Index is a sector or industry index maintained and published by S&P Dow Jones Indices LLC, or its successor, selected by the Underlying sponsor as representative of consumer spending in one or more of the relevant categories. Each Underlying Constituent Index tracks the performance of a basket of stocks of United States companies in the market sector or industry of the S&P 500® or the S&P Total Market Index that was chosen to correspond to the consumer spending category. Each Underlying Constituent Index is composed of a basket of stocks weighted equally or by market cap within the basket (depending on the index) and is rebalanced quarterly. The Underlying Constituent Indices are identified in the table below, together with their respective Bloomberg tickers, market associated sector or industry, and corresponding consumer spending category or categories as they appear in the CEX tables.

For additional information on the Underlying, see “The CS Retiree Consumer Expenditure Indices—The Excess Return Index” in the accompanying underlying supplement and underlying performance supplement.

	Underlying Constituent Index	Ticker	Associated Sector or Industry	Corresponding CEX consumer spending categories	Underlying Weightings (as of November 2, 2015)
1	S&P 500 Real Estate (Industry Group) Index Total Return	SPTR5EST	Real Estate	Housing	33.9%
2	S&P 500 Consumer Discretionary (Sector) Index Total Return	SPTRCOND	Consumer Discretionary	Alcoholic beverages, Entertainment, Personal care products and services, Reading, Education, Tobacco products and smoking supplies, Miscellaneous, and Cash contributions	16.6%
3	S&P Transportation Select Industry Index Total Return	SPSITNTR	Transportation	Transportation	15.9%
4	S&P 500 Health Care (Sector) Index Total Return	SPRTHLTH	Healthcare	Healthcare	13.4%
5	S&P Food & Beverage Select Industry Index Total Return	SPIFBUT	Food & Beverages	Food	12.5%
6	S&P Insurance Select Industry Index Total Return	SPSIINST	Insurance	Personal insurance & pensions	5.2%
7	S&P 500 Apparel Retail (Sub-Industry) Index Total Return	S5APRETR	Apparel Retailers	Apparel and services	2.5%

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

Risks related to the securities

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.
•	THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Underlying. The return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
•	The Additional Amount is not linked to the level of the Underlying at any time other than the Valuation Date — The Redemption Amount at maturity will equal the principal amount of the securities you hold plus the Additional Amount. The Additional Amount will be based only on the Closing Level of the Underlying on the Valuation Date, subject to postponement as described in the accompanying product supplement. If the level of the Underlying increases prior to the Valuation Date but then decreases by the Valuation Date, the Additional Amount and therefore the Redemption Amount will be less, and may be significantly less, than it would have been had the Additional Amount been linked to the level of the Underlying prior to such decrease.
•	The repayment of principal and any Additional Amount applies only if you hold the securities to maturity — The value of the securities prior to maturity may be less than the initial investment amount and substantially different than the amount expected at maturity. If you are able to sell your securities prior to maturity in the secondary market, your return may be less than the Underlying Return and you may receive less than your initial investment amount even if the level of the Underlying is greater than the Initial Level at that time. The repayment of principal and any Additional Amount, including the application of the Upside Participation Rate, applies only if you hold the securities to maturity.
•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.
•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities and hedging our obligations under the securities and determining their estimated value. In addition, our affiliate, Credit Suisse International, or CSi, is the sponsor and calculation agent of the Underlying and may adjust the Underlying in a way that affects its level. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.
•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Underlying, the value of the securities may be influenced by factors such as:
o	the expected and actual volatility of the Underlying;
o	the time to maturity of the securities;
o	interest and yield rates in the market generally;
o	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components included in the Underlying or markets generally and which may affect the level of the Underlying; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Risks related to the Underlying

•	The Underlying may not outperform any alternative methodology that might be employed in respect of the Underlying Constituent Indices, or achieve its target volatility — The Underlying follows a notional rules-based proprietary methodology that operates on the basis of predetermined rules designed to track consumer spending of retirees (those in the age group classified as “65 years or older”) and to target a specific volatility. No assurance can be given that the investment methodology on which the Underlying is based will be successful or that the Underlying will outperform any alternative methodology that might be employed in respect of the Underlying Constituent Indices or the underlying equity securities and other assets tracked by the Underlying Constituent Indices. If market conditions do not represent a continuation of prior observed trends as reflected in the CEX, the performance of the Underlying, which is rebalanced based on these prior trends, may be adversely affected. In addition, if the Underlying Constituent Indices chosen to represent categories of spending do not effectively track spending in the relevant category, the Underlying may not track overall consumer spending as intended and the performance of the Underlying may be adversely affected. Furthermore, no assurance can be given that the

Underlying will achieve its target volatility. The actual realized volatility of the Underlying may be greater or less than its target volatility.

•	If the values of the components of the Underlying or the respective equity securities or other assets they track change, the level of the Underlying and the market value of the securities may not change in the same manner — Owning the securities is not the same as owning the Underlying components (including the Underlying Constituent Indices) or owning the equity securities or other assets tracked by the Underlying components. Accordingly, changes in the values of the Underlying components or the underlying equity securities or other assets tracked by the Underlying components may not result in a comparable change in the level of the Underlying or the market value of the securities.
•	The Underlying comprises notional assets — The exposures to the Underlying components (including the Underlying Constituent Indices) and the underlying equity securities and other assets tracked by the Underlying components are purely notional, and exposures to the Underlying components will exist solely in the records maintained by or on behalf of the Underlying calculation agent. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, you will not have any claim with respect to any of the Underlying components comprised by the Underlying, or any of the underlying equity securities and other assets tracked by the Underlying components.
•	No dividend payments or voting rights — As a holder of the securities, you will not have voting rights or other rights in the equity securities that comprise the Underlying Constituent Indices. Further, although the performance of the Underlying Constituent Indices will include cash dividends and other distributions in respect of the equity securities that comprise such indices, you will not have the right to receive such dividends or other distributions.
•	The level of the Underlying will include the deduction of an annual calculation fee, notional transaction costs and a notional financing cost — The Underlying incorporates the daily deduction of a fee of 0.50% per annum and a daily notional cost of 0.02% applied to the effective change in notional exposures to the base index and Referenced Fixed Income Index, representing the notional cost of the daily rebalancing to adjust toward the target volatility of 5%. Historically, over each calendar year, the notional transaction cost has decreased the hypothetical performance of the Index by between 0.05% and 0.25%. per annum. The historical analysis of the notional transaction costs should not be taken as an indication of future costs. The Underlying is calculated on an excess return basis, so the return of its base index exposure is reduced by 3-month USD LIBOR plus 40 basis points. These fees and costs will lower the level of the Underlying and as a result may reduce the value of and your return on the securities. Such reduction may be significant.
•	The Underlying has a limited operating history and may perform in unanticipated ways — The Underlying was established on February 27, 2015 and therefore has a limited operating history, and may perform in unanticipated ways. Past performance should not be considered indicative of future performance.
•	The Underlying is subject to market risks — The performance of the Underlying is dependent on the performance of the Underlying components, including the seven Underlying Constituent Indices and the Reference Fixed Income Index. As a consequence, the securities will be exposed to the price performance and credit performance of the Underlying Constituent Indices, the Reference Fixed Income Index, and any of the equity securities and other assets tracked by the Underlying components.
•	The Underlying calculation agent may adjust the Underlying in a way that affects its level, and has no obligation to consider your interests — Credit Suisse International (“CSi”), an affiliate of Credit Suisse, is the Underlying sponsor and currently acts as the Underlying calculation agent. CSi is responsible for calculating and maintaining the Underlying and developing the guidelines and policies governing its composition and calculation. It is entitled to exercise discretion in relation to the Underlying, including but not limited to the calculation of the level of the Underlying in the event of a disruption event in the Underlying. Although CSi, acting as the

Underlying calculation agent, will make all determinations and take all action in relation to the Underlying acting in good faith and in a commercially reasonable manner, it should be noted that the policies and judgments for which CSi is responsible could have an impact, positive or negative, on the level of the Underlying and the value of the securities. CSi may also amend the rules governing the Underlying in certain circumstances.

•	The investment strategy used to construct the Underlying involves daily and annual rebalancing as well as participation caps that are applied to the Underlying Constituent Indices — The index components of the Underlying are subject to daily rebalancing and maximum participation caps. The Underlying Constituent Indices are subject to annual rebalancing and a rules-based weighting methodology. By contrast, a synthetic portfolio that does not rebalance daily or annually and is not subject to any participation caps or rules-based weighting methodology in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the Underlying Constituent Indices or other Underlying components. Therefore, the return on the securities may be less than the return that could be realized on an alternative investment in the Underlying Constituent Indices or other Underlying components that is not subject to rebalancing and participation caps and rules-based weighting methodology. No assurance can be given that the investment strategy used to construct the Underlying will outperform any alternative investment in the Underlying Constituent Indices or other Underlying components.
•	One or more of the Underlying Constituent Indices may not effectively track consumer spending in the United States — The fourteen broad categories of consumer spending identified in the CEX are represented by the Underlying Constituent Indices. Each Underlying Constituent Index tracks the performance of a basket of stocks of United States companies in the market sector or industry of the S&P 500® Index or the S&P Total Market Index that was chosen to correspond to the consumer spending category. However, the universe of assets available for the Underlying Constituent Indices to track is finite and limited. There is no guarantee that the selected Underlying Constituent Indices and assets they track reflect the best possible, or even an effective, mix of constituents to track consumer spending by retirees in the United States.
•	The Underlying components may be replaced by substitutes in the case of certain events — If an event or circumstance occurs that, in the determination of the Underlying sponsor, makes it impossible or impracticable to calculate or achieve the objectives of the Underlying pursuant to the Underlying rules, or certain extraordinary events occur with respect to an Underlying component, the Underlying or component may be replaced by a substitute. If the Underlying calculation agent determines in its discretion that no suitable substitute is available for an affected Underlying component, then the Underlying calculation agent may calculate the level of the Underlying using estimated or adjusted data or may publish an estimated level of the Underlying. You should realize that the changing of an Underlying component may affect the performance of the Underlying, and therefore, the return on the securities, as the replacement Underlying component, if any, may perform significantly better or worse than the affected Underlying component.
•	Correlation of performances among the Underlying Constituent Indices may reduce the performance of the securities — Performance of the Underlying Constituent Indices may become highly correlated from time to time during the term of the securities including, but not limited to, a period in which there is a substantial decline in correlated sectors or industries represented by the Underlying Constituent Indices. Such correlation will have a larger effect on the level of the Underlying if it occurs in sectors or industries weighted more heavily in the Underlying relative to the other sectors or industries, as determined by the Underlying methodology. High correlation during periods of negative returns among Underlying Constituent Indices, especially if these represent sectors or industries which have a substantial percentage weighting in the Underlying, could have an adverse effect on any payments on, and the value of, the securities.

Furthermore, equity securities tracked by one Underlying Constituent Index, the S&P 500 Apparel Retail (Sub-Industry) Index Total Return, will also be tracked by another Underlying Constituent Index, the S&P 500 Consumer Discretionary (Sector) Index Total Return. During times when equity securities are tracked by both of these Underlying Constituent Indices, these Underlying Constituent Indices will be more highly correlated than they would be if they each tracked completely distinct sets of equity securities. During periods of negative returns for equity securities tracked by both Underlying Constituent Indices, the resulting correlation could have an adverse effect on any payments on, and the value of, the securities.

•	Changes in the value of the Underlying components may offset each other — Because the Underlying tracks the performance of the Underlying components, which collectively represent a diverse set of securities and asset classes, price movements between the Underlying components representing different asset classes or market sectors or industries may not correlate with each other. At a time when the value of an Underlying component representing a particular asset class or market sector or industry increases, the value of other Underlying components representing a different asset class or market sector or industry may not increase as much or may decline. Therefore, in calculating the level of the Underlying, increases in the values of some of the Underlying components may be moderated, or more than offset, by lesser increases or declines in the values of other Underlying components.
•	The publisher or sponsor of the Underlying Constituent Indices and the Reference Fixed Income Index may adjust those indices in a way that affects their levels, and has no obligation to consider your interests — The publisher or sponsor of each Underlying Constituent Index and the Reference Fixed Income Index can add, delete or substitute components included in those indices or make other methodological changes that could change their levels. A new security included in any of these indices may perform significantly better or worse than the replaced security, and the performance will affect the level of the relevant index. Any of these actions could adversely affect the value of the securities. The publisher or sponsor of each Underlying Constituent Index and the Reference Fixed Income Index has no obligation to consider your interests when calculating or revising the Underlying Constituent Index or the Reference Fixed Income Index.
•	Risks associated with real estate investment trusts will affect the value of the securities — One of the Underlying Constituent Indices is composed of a variety of real estate related securities including Real Estate Investment Trusts (“REITs”). REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Underlying:
o	a decline in the value of real estate properties;
o	extended vacancies of properties;
o	increases in property and operating taxes;
o	increased competition or overbuilding;
o	a lack of available mortgage funds or other limits on accessing capital;
o	tenant bankruptcies and other credit problems;
o	limitation on rents, including decreases in market rates for rents;
o	changes in zoning laws and governmental regulations;
o	costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems;
o	investments in developments that are not completed or that are subject to delays in completion;
o	risks associated with borrowing;

o	changes in interest rates;
o	casualty and condemnation losses; and
o	uninsured damages from floods, earthquakes or other natural disasters.

The factors above may either offset or magnify each other. To the extent that any of these conditions occur, they may negatively impact a REIT’s cash flow and cause a decline in the share price of a REIT, and, consequently, the Underlying Constituent Index that tracks the real estate industry. In addition, some REITs have relatively small market capitalizations, which can increase the volatility of the market price of securities issued by those REITs. Furthermore, REITs are dependent upon specialized management skills, have limited diversification and are, as a result, subject to risks inherent in operating and financing a limited number of projects. To the extent that such risks increase the volatility of the market price of securities issued by REITs, they may also, consequently, increase the volatility of the Indices.

•	Risks associated with fixed income investments will affect the value of the securities — The Reference Fixed Income Index tracks the return of 2-year treasury note futures, which are fixed income securities. Fixed income investments are subject to certain risks. During periods of rising interest rates, treasury futures will generally decline in value. Treasury futures may also decline in value if the market perceives that the credit risk of investments in the U.S. government is increasing.
•	Changes in the method pursuant to which LIBOR is determined may adversely affect the value of the securities — The Underlying is an excess return index that utilizes reported LIBOR rates to determine its notional funding cost. Beginning in 2008, concerns were raised that some of the member banks surveyed by the British Bankers’ Association (the “BBA”) in connection with the calculation of LIBOR across a range of maturities and currencies may have been under-reporting or otherwise manipulating the inter-bank lending rate applicable to them. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to alleged manipulation of LIBOR, and investigations were instigated by regulators and governmental authorities in various jurisdictions. If manipulation of LIBOR or another inter-bank lending rate occurred, it may have resulted in that rate being artificially lower (or higher) than it otherwise would have been.

In September 2012, the U.K. government published the results of its review of LIBOR (commonly referred to as the “Wheatley Review”). The Wheatley Review made a number of recommendations for changes with respect to LIBOR including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate-setting. Based on the Wheatley Review, final rules for the regulation and supervision of LIBOR by the Financial Conduct Authority (the “FCA”) were published and came into effect on April 2, 2013 (the “FCA Rules”). In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. ICE Benchmark Administration Limited (the “ICE Administration”) has been appointed as the independent LIBOR administrator, effective February 1, 2014.

It is not possible to predict the effect of the FCA Rules, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the U.K. and elsewhere, which may adversely affect the trading market for LIBOR-based securities. In addition, any changes announced by the FCA, the ICE Administration or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur, and to the extent that the level of the Underlying is affected by reported LIBOR rates, the value of the securities may be affected. Further, uncertainty as to the extent and manner in which the Wheatley Review recommendations will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR-based securities and the value of the securities.

•	The Underlying may from time to time track the leveraged return of equity securities — During periods of low historical volatility, the Underlying will track the leveraged return of the Underlying Constituent Indices, each of which in turn tracks equity securities of U.S. companies. If the value of the relevant equity securities decreases during such a period, the decrease could result in a corresponding decrease in the level of one or more Underlying Constituent Indices which could have a greater adverse effect on the level of the Underlying than a similar unleveraged exposure would have.
•	Equity security prices can exhibit high and unpredictable volatility, which could lead to high and unpredictable volatility in the Underlying — Stock markets can be volatile and equity security prices can change substantially. Equity security prices may rise or fall, sometimes rapidly or unpredictably, due to changes in the broad market or changes in an equity security’s issuer financial condition. Equity security prices can be adversely affected by poor management on the part of the equity security’s issuer, shrinking product demand and other business risks. These may affect single companies as well as groups of companies, industries or sectors of the market. In addition, movements in financial markets may adversely affect an equity security’s price, regardless of how well the company performs. Any adverse change in the price of equity securities tracked by the Underlying Constituent Indices could lead to a decline in the level of the Underlying and the securities.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The first graph below sets out the back-tested hypothetical closing levels of the Underlying from December 4, 2003 to February 26, 2015 and the actual historical closing levels from February 27, 2015 to January 22, 2016. The Closing Level of Underlying on January 22, 2016 was 149.7794. The remaining graphs set forth the historical performance of each of the Underlying components based on the back-tested hypothetical and actual historical closing levels of the Underlying components from December 4, 2003 to January 22, 2016. We obtained the historical information below from Bloomberg, without independent verification. The hypothetical back-tested data was constructed by applying, retroactively, the methodology of the relevant index. The hypothetical back-tested values have not been verified by an independent third party. Back-tested, hypothetical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment linked to the Underlying will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical back-tested information that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested information herein. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical back-tested information that forms part of the information.

You should not take the historical levels of the Underlying and the Underlying components as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities.

For additional information about the Underlying and the Underlying components, see “The CS Retiree Consumer Expenditure Indices—The Excess Return Index” in the accompanying underlying supplement.

S&P Transportation Select Industry Index Total Return

4500
4000
3500
3000
2500
2000
1500
1000
500
0
Dec-03
Dec-04
Dec-05
Dec-06
Dec-07
Dec-08
Dec-09
Dec-10
Dec-11
Dec-12
Dec-13
Dec-14
Dec-15

S&P Food & Beverage Select Industry Index Total Return

6000
5000
4000
3000
2000
1000
0
Dec-03
Dec-04
Dec-05
Dec-06
Dec-07
Dec-08
Dec-09
Dec-10
Dec-11
Dec-12
Dec-13
Dec-14
Dec-15

S&P 500 Health Care (Sector) Index Total Return
1400
1200
1000
800
600
400
200
0
Dec-03
Dec-04
Dec-05
Dec-06
Dec-07
Dec-08
Dec-09
Dec-10
Dec-11
Dec-12
Dec-13
Dec-14
Dec-15

S&P 500 Apparel Retail (Sub-Industry) Index Total Return
2000
1800
1600
1400
1200
1000
800
600
400
200
0
Dec-03
Dec-04
Dec-05
Dec-06
Dec-07
Dec-08
Dec-09
Dec-10
Dec-11
Dec-12
Dec-13
Dec-14
Dec-15

S&P 500 Consumer Discretionary (Sector) Index Total Return

900
800
700
600
500
400
300
200
100
0
Dec-03
Dec-04
Dec-05
Dec-06
Dec-07
Dec-08
Dec-09
Dec-10
Dec-11
Dec-12
Dec-13
Dec-14
Dec-15

The S&P 500 Real Estate (Industry Group) Index Total Return, S&P Transportation Select Industry Index Total Return, S&P Food & Beverage Select Industry Index Total Return, S&P 500 Health Care (Sector) Index Total Return, S&P Insurance Select Industry Index Total Return, S&P 500 Apparel Retail (Sub-Industry) Index Total Return, S&P 500 Consumer Discretionary (Sector) Index Total Return are products of S&P Dow Jones Indices LLC (“SPDJI”).

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by SPDJI and its affiliates and sublicensed for certain purposes by Credit Suisse. The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Underlying Constituent Indices to track general market performance. S&P Dow Jones Indices’ only relationship to Credit Suisse with respect to the Underlying Constituent Indices is the licensing of the Underlying Constituent Indices and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Underlying Constituent Indices are determined, composed and calculated by S&P Dow Jones Indices without regard to Credit Suisse or the securities. S&P Dow Jones Indices has no obligation to take the needs of Credit Suisse or the owners of the securities into consideration in determining, composing or calculating the Underlying Constituent Indices. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which any payment on the securities is determined. There is no assurance that investment products based on the Underlying Constituent Indices will accurately track index performance or provide positive investment returns. SPDJI is not an investment advisor. Inclusion of a security within the Underlying Constituent Indices is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE UNDERLYING CONSTITUENT INDICES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE UNDERLYING CONSTITUENT INDICES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CREDIT SUISSE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,
•	a mutual fund,
•	a tax-exempt organization,
•	a grantor trust,
•	certain U.S. expatriates,
•	an insurance company,
•	a dealer or trader in securities or foreign currencies,
•	a person (including traders in securities) using a mark-to-market method of accounting,
•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or
•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Milbank Tweed Hadley & McCloy LLP, believes that it is reasonable to treat the securities, for U.S. federal income tax purposes, as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below but is unable to opine that this characterization is more likely than not to be upheld. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as indebtedness that is subject to the Contingent Debt Regulations, the balance of this discussion assumes (except as otherwise indicated) that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax timing and character of income, gain or loss to you that is different than that described below. For example, the IRS could assert that the securities constitute forward contracts. In such case, gain or loss would be recognized at maturity of the contracts. It is also possible the IRS could seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. Alternatively, the IRS could seek to bifurcate your securities into separate components, with each security comprising a debt instrument and an option. In such case, a holder would recognize interest income on the debt instrument and capital gain or loss upon settlement of the option. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

As noted above, we will treat the securities as debt obligations that are subject to the Contingent Debt Regulations. Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the application of the Contingent Debt Regulations will:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;
•	require you to accrue original issue discount at the comparable yield (as described below); and
•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities that equals:

•	the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;
•	divided by the number of days in the accrual period; and
•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the amount of any noncontingent payment and the projected amounts of any payments previously made with respect to the securities.

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We will determine the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. We are required to furnish holders the comparable yield and, solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination—and only for purposes of this determination, which is required for U.S. federal income tax purposes—we have assumed that the securities will not be called and will be held until the maturity date. Either the comparable yield and projected payment schedule will be provided as an exhibit to the final pricing supplement or holders will be able to request a copy of the comparable yield and projected payment schedule by contacting the Credit Suisse Tax Department, One Madison Avenue, Fourth Floor, New York, New York 10010. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments that we furnish to you in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount or timing of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit, which will be treated in the following manner:

•	first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;
•	second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and
•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale or other taxable disposition of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your adjusted tax basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the amount of any noncontingent payment and the projected amount of any contingent payments previously scheduled to be made to you (without regard to the actual amount paid).

Even if the agreed-upon tax characterization of the securities (as described above) were upheld, it is possible that the IRS could assert that a reconstitution or rebalancing (together, a “Rebalancing”) of the Index is a significant modification of the notes due to an exercise of discretion with respect to the Rebalancing and, therefore, considered a taxable event to you. If the IRS were to prevail in treating any Rebalancing of the Index as a taxable event, you would recognize gain or, possibly, loss on the securities (subject to the rules described above) on the date of such Rebalancing to the extent of the difference between the fair market value of the securities and your adjusted basis in the securities at that time.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain sections of the “Hiring Incentives to Restore Employment Act” (the “Act”) commonly referred to as “FATCA” and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” generally include (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” generally are withholdable payments and foreign passthru payments. To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (1) fail to provide the relevant information, (2) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (3) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities.  The Act also requires withholding agents making withholdable payments to certain foreign entities that are not foreign financial institutions that do not disclose the name, address, and taxpayer identification number of any substantial United States owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to regulations and other recent IRS and Treasury guidance, and subject to the exceptions described below, the Act’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made on or after the later of January 1, 2019 or the date that final regulations defining the term “foreign passthru payment” are published. The provisions of the Act discussed above generally will not apply to obligations (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that produce withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point on or prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalent payments.

If you are, or hold your securities through a foreign financial institution or foreign entity, or you otherwise fail to comply with information reporting and certification requirements necessary for an applicable withholding agent to determine your status for purposes of FATCA, a portion of any of the payments made to you may be subject to 30% withholding.

Since we are a “foreign financial institution,” within the meaning of the Act, we may be required to withhold 30% of any “passthru payments” we make to you after December 31, 2016, if you are a foreign financial institution that has not entered into the agreement described in that paragraph or if you do not provide certain documentation that may be required under the Act, including but not limited to information concerning “substantial U.S. owners”. We are not required to pay any additional amounts if withholding is required under the Act or otherwise.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

In addition, if a Non-U.S. Holder directly, indirectly or constructively owns or is treated as owning more than five percent of the securities or more than five percent of a company that is a “United States real property interest” within the meaning of Code section 897 and that is referenced in one of the Underlying Constituent Indices (including any ownership of such company attributed to a holder as a result of its ownership of the securities), such Non-U.S. Holder could be treated as owning a United States real property interest. In that case, any gain from the redemption, sale or other disposition of the securities would be treated as “effectively connected income,” taxed in the same manner as the income of a U.S. Holder as described above. Each Non-U.S. Holder, in connection with acquiring securities, is deemed to represent that it does not, and will not at any time during which it is the beneficial owner of the securities, directly, indirectly, or constructively own more than five percent of either the securities or any company that is a United States real property interest and that is referenced in one of the Underlying Constituent Indices. We and any withholding agent will rely on the accuracy of this representation. For purposes of this discussion and the immediately preceding representation, any interest in a company other than an interest solely as a creditor within the meaning of Treasury Regulations Section 1.897-1(d) shall be treated as ownership of the company.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

Section 871(m) of the Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Under Section 871(m) and applicable regulations, such payments generally will be subject to U.S. withholding tax (subject to reduction under an applicable treaty). A “dividend equivalent” payment is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a notional principal contract (an “NPC”) described in Treasury Regulations section 1.871-15(d) (a “specified notional principal contract” or a “specified NPC”) that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to an equity-linked instrument (an “ELI”) described in Treasury Regulations section 1.871-15(e) (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment.

An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, contingent payment debt instrument, or other contractual arrangement. An “underlying security” is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend, provided that, for this purpose an index referenced by an NPC or an ELI that satisfies the criteria listed in Treasury Regulations section 1.871-15(l)(3), is treated as a single security that is not an underlying security.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract; (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract; (c) the underlying security is not readily tradable on an established securities market; or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract. Accordingly, if the securities are treated as NPCs that are specified NPCs described in the immediately preceding sentence, withholding under Section 871(m) of the Code and the applicable regulations could apply to any dividend equivalent payments.

If the securities are treated as ELIs or NPCs that are not described in the preceding paragraph, the final regulations should not apply to a Non-U.S. Holder with respect to any securities issued prior to January 1, 2017. However, even if securities are originally issued prior to January 1, 2017, if a Rebalancing of the securities after December 31, 2016, were treated as a significant modification of the securities, the securities could be treated as reissued at the time of the Rebalancing and, accordingly, withholding under the final regulations could apply to payments or deemed payments made after December 31, 2016, that are dividend equivalent payments.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of Section 871(m) of the Code and the regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments subject to withholding.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Proposed Legislation on Certain Financial Transactions

Members of Congress have from time-to-time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law, regulations or other guidance could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law, regulation or guidance could affect you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and Treasury Regulations generally require individual U.S. Holders (“specified individuals”) with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.

The Act further requires that, to the extent provided in regulations, the filing requirements described shall above also apply to certain domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets (“specified domestic entities”). No final regulations have been issued defining “specified domestic entities” and an IRS Notice provided that reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which date will not be before January 1, 2013.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive varying underwriting discounts and commissions of $37.50 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which is a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, since the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date are required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Exhibit A

Credit Suisse, Nassau Branch

U.S. $187,000 CS Notes due January 29, 2021

Linked to the Performance of the CS Retiree Consumer Expenditure 5% Blended Index Excess Return Projected Payment Schedule (“Tax Schedule”)*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder’s income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon. See the Pricing Supplement dated January 22, 2016 for additional information. Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities. The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $187,000 principal amount and for a $1,000 principal amount respectively.

Principal Amount: $187,000

Payment Dates	Beginning Adjusted Issue Price	Accrual	Projected Payment	Ending Adjusted Issue Price	Original Issue Discount	Original Issue Discount (Daily)
29-Jul-16	$187,000.00	$1,683.00	$0.00	$188,683.00	$1,683.00	$9.35
29-Jan-17	$188,683.00	$1,698.15	$0.00	$190,381.15	$1,698.15	$9.43
29-Jul-17	$190,381.15	$1,713.43	$0.00	$192,094.58	$1,713.43	$9.52
29-Jan-18	$192,094.58	$1,728.85	$0.00	$193,823.43	$1,728.85	$9.60
29-Jul-18	$193,823.43	$1,744.41	$0.00	$195,567.84	$1,744.41	$9.69
29-Jan-19	$195,567.84	$1,760.11	$0.00	$197,327.95	$1,760.11	$9.78
29-Jul-19	$197,327.95	$1,775.95	$0.00	$199,103.90	$1,775.95	$9.87
29-Jan-20	$199,103.90	$1,791.94	$0.00	$200,895.84	$1,791.94	$9.96
29-Jul-20	$200,895.84	$1,808.06	$0.00	$202,703.90	$1,808.06	$10.04
29-Jan-21	$202,703.90	$1,824.34	$204,528.23	$0.00	$1,824.34	$10.14

Principal Amount: $1,000

Payment Dates	Beginning Adjusted Issue Price	Accrual	Projected Payment	Ending Adjusted Issue Price	Original Issue Discount	Original Issue Discount (Daily)
29-Jul-16	$1,000.00	$9.00	$0.00	$1,009.00	$9.00	0.050000
29-Jan-17	$1,009.00	$9.08	$0.00	$1,018.08	$9.08	0.050450
29-Jul-17	$1,018.08	$9.16	$0.00	$1,027.24	$9.16	0.050904
29-Jan-18	$1,027.24	$9.25	$0.00	$1,036.49	$9.25	0.051362
29-Jul-18	$1,036.49	$9.33	$0.00	$1,045.82	$9.33	0.051824
29-Jan-19	$1,045.82	$9.41	$0.00	$1,055.23	$9.41	0.052291
29-Jul-19	$1,055.23	$9.50	$0.00	$1,064.73	$9.50	0.052761
29-Jan-20	$1,064.73	$9.58	$0.00	$1,074.31	$9.58	0.053236
29-Jul-20	$1,074.31	$9.67	$0.00	$1,083.98	$9.67	0.053715
29-Jan-21	$1,083.98	$9.76	$1,093.73	$0.00	$9.76	0.054199

*	The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of 1.80% per annum. Assumptions regarding future events are inherently uncertain. Actual payments may vary materially from the hypothetical payment schedule due to a number of factors. Additional information regarding assumptions is available upon request. See the Pricing Supplement for additional information.

Credit Suisse